SED INTERNATIONAL HOLDINGS, INC.

4916 NORTH ROYAL ATLANTA DRIVE

TUCKER, GEORGIA 30085

Dear SED International Holdings, Inc. Shareholders:

You are cordially invited to attend the 2000 Annual Meeting of Shareholders to be held at the executive offices of SED International Holdings, Inc. (the "Company"), 4916 North Royal Atlanta Drive, Tucker, Georgia, on Thursday, November 9, 2000, at 12:00 p.m., local time, for the following purposes:

(i) To elect three Class III directors for terms to expire at the 2003 Annual Meeting of Shareholders; and

(ii) To transact such other business as may properly come before the meeting or any adjournments thereof.

During the meeting we will review the results of the fiscal year ended June 30, 2000, and report on significant aspects of our operations during the first quarter of fiscal 2001.

We would appreciate your completing, signing, dating and returning to the Company the enclosed proxy card in the envelope provided at your earliest convenience. If you decide to attend the meeting, you may, of course, revoke your proxy and vote your own shares.

Sincerely,

/s/ Gerald Diamond

Chairman of the Board and

Chief Executive Officer

October 6, 2000

SED INTERNATIONAL HOLDINGS, INC.

4916 NORTH ROYAL ATLANTA DRIVE

TUCKER, GEORGIA 30085

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

The Annual Meeting of Shareholders of SED International Holdings, Inc. (the "Company") will be held at the executive offices of the Company, 4916 North Royal Atlanta Drive, Tucker, Georgia, on Thursday, November 9, 2000, at 12:00 p.m., local time, for the following purposes:

(i) To elect three Class III Directors for terms to expire at the 2003 Annual Meeting of Shareholders; and

(ii) To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed September 14, 2000, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES WILL BE REPRESENTED.

By Order of the Board of Directors,

/s/ Larry G. Ayers,

Secretary

October 6, 2000

SED INTERNATIONAL HOLDINGS, INC.

4916 NORTH ROYAL ATLANTA DRIVE

TUCKER, GEORGIA 30085

PROXY STATEMENT

This Proxy Statement is furnished by and on behalf of the Board of Directors (the "Board") of SED International Holdings, Inc. (the "Company") in connection with the solicitation of proxies for use at the 2000 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at 12:00 p.m., local time, Thursday, November 9, 2000, at the Company's executive offices, 4916 North Royal Atlanta Drive, Tucker, Georgia 30085, and at any adjournments thereof. The Notice of Annual Meeting of Shareholders, this Proxy Statement, and the form of proxy will be first mailed on or about October 6, 2000, to the shareholders of the Company (the "Shareholders") of record on the Record Date (as defined below).

THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

SHARES ENTITLED TO VOTE

Each valid proxy given pursuant to this solicitation that is received in time for the Annual Meeting and not revoked will be voted with respect to all shares represented by it and will be voted in accordance with the instructions, if any, given in the proxy. If instructions are not given in the proxy, it will be voted (i) for the election as directors of the nominees listed in this Proxy Statement, and (ii) in accordance with the best judgment of the proxy holders on any other matter that may properly come before the meeting. The submission of a signed proxy will not affect a Shareholder's right to attend and to vote in person at the Annual Meeting. Shareholders who execute a proxy may revoke it at any time before it is voted by filing a written revocation with the Secretary of the Company at the following address: SED International Holdings, Inc., 4916 North Royal Atlanta Drive, Tucker, Georgia 30085, Attn: Larry G. Ayers, Secretary; executing a proxy bearing a later date; or attending and voting in person at the Annual Meeting.

Only Shareholders of record as of the close of business on September 14, 2000 ( the "Record Date"), will be entitled to vote at the Annual Meeting. As of the close of business on the Record Date there were 7,374,888 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on all matters presented for Shareholder vote.

According to the Bylaws of the Company (the "Bylaws"), the holders of a majority of the shares of Common Stock outstanding and entitled to be voted at the Annual Meeting must be present in person or be represented by proxy to constitute a quorum and to act upon proposed business. If a quorum is not present or represented by proxy at the Annual Meeting, the meeting will be adjourned and the Company will be subjected to additional expense. If a quorum is present or represented by proxy at the Annual Meeting, the Bylaws provide that the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting will decide the corporate action taken unless a different vote is required by Georgia law, the Articles of Incorporation or the Bylaws. Georgia law and the Bylaws specify that directors shall be elected by the holders of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Because abstentions with respect to any matter are treated as shares present or represented and entitled to vote for the purposes of determining whether the matter has been approved by the Shareholders, abstentions have the same effect as negative votes for each proposal other than the election of directors. Broker non-votes are not deemed to be present or represented for purposes of determining whether Shareholder approval of that matter has been obtained, but they are counted as present for purposes of determining the existence of a quorum at the Annual Meeting.

PROPOSAL 1 - ELECTION OF DIRECTORS

The Board currently consists of seven members. The Board is divided into three classes of directors, designated Class I, Class II and Class III. Classes I and III each have two members. The term of the Class III directors expires at the Annual Meeting. The terms of the Class I and Class II directors expire at the 2001 and 2002 Annual Meetings of Shareholders, respectively. Shareholders annually elect directors of one of the three classes for three-year terms, to serve until their successors have been duly elected and qualified or until their earlier death, resignation or removal. At the Annual Meeting, the Shareholders will elect three directors to serve as Class III directors. The Board has nominated Elliott Cohen, Joel H. Cohen and Gerald Diamond for election as Class III directors to serve until the Annual Meeting of Shareholders in 2003 and until their successors have been duly elected and qualified or until their earlier death, resignation or removal. Mr. Joel Cohen and Mr. Gerald Diamond currently serve as class III directors.

Each nominee has consented to serve as a director of the Company if elected. If at the time of the Annual Meeting any of the nominees are unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy card will be exercised to vote for a substitute candidate designated by the Board. The Board has no reason to believe that any of the nominees will be unable or will decline to serve as a director.

The Board recommends that the Shareholders vote FOR the election of the nominees named above as directors of the Company for Class III directors.

NOMINEES FOR DIRECTOR-CLASS III - TERM TO EXPIRE IN 2003

Nominee Age Positions, Offices and Other Information

Elliott Cohen 64 Mr. Cohen has been engaged in the practice of law as an attorney since 1960. Since 1977 Mr. Cohen has practiced law with Cohen, Pollock, Merlin, Axelrod & Tanenbaum, P.C., a firm he founded, which is located in Atlanta, Georgia. Cohen, Pollock, Merlin Axelrod & Tanenbaum, P.C. performs some legal work for the Company (see "Compensation Committee Interlock and Insider Participation").

Joel Cohen 61 Mr. Cohen has been a director of the Company since November 1998. Until his retirement in September 2000, Mr. Cohen had served as Vice President- Marketing for the Queen Carpet division of Shaw Industries, Inc. since October 6, 1998 when Queen Carpet was acquired by Shaw Industries. Mr. Cohen served as Vice President - Marketing for Queen Carpet Corporation from 1973 until 1998. Shaw Industries is the largest manufacturer of commercial and residential carpet in the United States. Mr. Cohen has been in the textile-related business for over 35 years.

Gerald Diamond 62 Gerald Diamond has been a director of the Company or its Predecessor since 1980. Mr. Diamond currently serves as Chairman of the Board and Chief Executive Officer of the Company and SED International. He was elected President and Chairman of the Board of the Company and Chief Executive Officer and Chairman of the Board of SED International in June 1986, and has served in two or more capacities as Chairman of the Board, Chief Executive Officer and President of the Company and SED International from that time until May 1995. Mr. Diamond was a founder of the Predecessor and served as its President and Treasurer from July 1980 through July 1986. Mr. Diamond has been in the electronics-related business for over 35 years. Mr. Diamond is the father of Mark Diamond and the husband of Jean Diamond.

DIRECTORS CONTINUING IN OFFICE - CLASS II - TERM TO EXPIRE IN 2002

Name Age Positions, Offices and Other Information

Larry G. Ayers 54 Mr. Ayers has been a director since 1999. Mr. Ayers has served as Vice President-Finance and Secretary of the Company since August 1986 and as Chief Financial Officer since November 1989. He has served as Treasurer from August 1986 to November 1999 and again since May 2000. He has served as Vice President-Finance of SED International, Inc., a wholly owned subsidiary of the Company, since July 1986, Secretary since August 1986 and Chief Financial Officer since November 1989 and Treasurer from August 1986 to November 1999 and again since May 2000. Mr. Ayers served as Vice President-Finance of the predecessor to the Company, Southern Electronics Distributors, Inc., a Georgia corporation (the "Predecessor"), from May 1986 through July 1986. Mr. Ayers served as the Treasurer of Aaron Rents, Inc., a furniture rental and sales company, from 1982 through September 1985 and as an accountant with Touche Ross & Co., a national accounting firm, from 1970 through 1982.

Melvyn I. Cohen 60 Mr. Cohen has been the sole member of M. Cohen and Company LLC, a certified public accounting firm in the State of New Jersey, since April 1999. Mr. Cohen was previously a member of Savino, Cohen and Kaminer LLC from December 1994 to March 1999 and a partner of Cohen and Warren, P.A. from April 1989 to December 1994, each a certified public accounting firm. He is a member of the American Institute of Certified Public Accountants and the New Jersey Society of Certified Public Accountants. Mr. Cohen has been a Certified Public Accountant for over 35 years.

Cary Rosenthal 60 Mr. Rosenthal has been a director of the Company since 1992. Until his announced retirement which was effective as of September 30, 2000, Mr. Rosenthal had been a director of Master Graphics, Inc. since 1998. Mr. Rosenthal served as President and Chief Executive Officer of Phoenix Communications, a division of Master Graphics, Inc., a commercial printing firm, since December 1997 and previously served as President and Chief Executive Officer of Phoenix Communications, Inc., a commercial printing firm, from 1977 until December 1997. Phoenix Communications was sold to Master Graphics in December 1997.

DIRECTORS CONTINUING IN OFFICE - CLASS I - TERM TO EXPIRE IN 2001

Name Age Positions, Offices and Other Information

Stewart I. Aaron 60 Mr. Aaron has been a director of the Company since November 1994. Mr. Aaron has served as President of LABS, Inc., a silk plant manufacturer based in Atlanta, Georgia for over 20 years.

Mark Diamond 35 Mr. Diamond has been a director of the Company since October 1996. Mr. Diamond currently serves as President and Chief Operating Officer of SED International, Inc. Mr. Diamond has been employed by SED International on a full-time basis in the Sales Department since January 1987. In February 1991, Mr. Diamond was elected Vice President - Sales of SED International; in May 1993, he was elected Executive Vice President - Marketing of SED International; and in February 1994, he was elected Executive Vice President - Sales of SED International. Mr. Diamond has served as Executive Vice President of the Company since June 1995, and in August 1995 was elected Executive Vice President of SED International, Inc. In 1999 Mr. Diamond was elected President and Chief Operating Officer. Mark Diamond is the son of Gerald Diamond and Jean Diamond.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

The Company's Board of Directors has adopted a written charter for the Audit Committee. The Board held six meetings during the fiscal year ended June 30, 2000 ("Fiscal 2000"). No director attended less than 75% of the aggregate number of meetings of the Board and of any committee on which he served. The Board has no standing nominating committee.

Messrs. M. Cohen, Aaron, and J. Cohen constituted the Company's Audit Committee during Fiscal 2000 and each of them are "independent" in accordance with Rule 4200(a)(14) of the NASDAAQ listing standard, as required by the Company's Audit Committee Charter, adopted by the Company on May 9, 2000. A copy of the Charter, as adopted, is attached to the proxy statement as Appendix A. The Audit Committee met three times in fiscal 2000, with all members in attendance.

The responsibilities of the Audit Committee include, in addition to such other duties as the Board may specify: (i) making recommendations to the Board with respect to the selection of independent auditors and their duties; (ii) conferring with and receiving reports from the Company's independent auditors; (iii) authorizing any special or supplemental activities of the Company's independent auditors and considering the effect of such activities on their independence; and (iv) reviewing internal auditing procedures and the adequacy of internal controls and monitoring compliance with such controls.

The Audit Committee Report

As required by the terms of the Audit Committee Charter, the undersigned members of the Audit Committee have:

  -reviewed and discussed the Company's audited financial statements with management of the Company;
  -reviewed and discussed with the Company's independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as it may be amended or supplemented; and
  -received the written disclosures and the letter from the independent accountants, as required by Independent Standards Board Standard No. 1 ("Independence Discussions with Audit Committee") as may be modified or supplemented, and has discussed with the independent accountants, the independent accountants' independence;

Based on the foregoing, the Audit Committee has recommended to the Company's Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal 2000 for filing with the Securities and Exchange Commission.

Respectfully submitted,

Melvyn I. Cohen

Stewart I. Aaron

Joel Cohen

On August 26, 1998 the Board established a Compensation Committee comprised of Messrs. Aaron, J. Cohen, G. Diamond and Rosenthal. The Compensation Committee is responsible for setting annual and long-term performance goals for the Chief Executive Officer, evaluating his performance against these goals, and recommending his salary, bonus and long-term incentives. The Compensation Committee reviews the performance of all of the other executive officers of the Company and recommends to the Board the amount and form of all compensation of executive officers of the Company. The Compensation Committee held three meetings during Fiscal 2000. Gerald Diamond, Chief Executive Officer of the Company, does not participate in evaluating his own performance (see "Executive Compensation---Executive Compensation Report -- Executive Compensation Components" and "Executive Compensation -- Employment Agreements").

During Fiscal 2000, Messrs. Aaron, J. Cohen, M. Cohen and Rosenthal each received aggregate cash compensation of $10,000 for attendance at regular Board meetings. This compensation was not contingent on the number of regular Board meetings attended. No other cash remuneration was paid to directors during Fiscal 2000. The Company also pays ordinary and necessary travel expenses for non-management directors to attend Board and any committee meetings.

As additional compensation for serving as directors of the Company in Fiscal 2000, Messrs. Aaron, J. Cohen, and Rosenthal each received a non-qualified stock option to purchase up to 10,000 shares of Common Stock having an exercise price of $2.625 per share, which vested immediately upon grant pursuant to the Company's 1995 Formula Stock Option Plan. Also, Messrs. Aaron, J. Cohen, M. Cohen and Rosenthal each received a non-qualified stock option to purchase up to 6,000 shares of Common Stock having an exercise price of $2.625 per share, which vested immediately upon grant pursuant to the Company's 1999 Stock Option Plan.

OWNERSHIP OF SHARES

The following table sets forth certain information as of September 14, 2000 regarding the number of shares of Common Stock beneficially owned by each director and director nominee of the Company, each Named Executive Officer (as defined under "Executive Compensation---Compensation Tables"), all directors and executive officers of the Company as a group, and all persons known to the Company to beneficially own more than five percent of the outstanding shares of Common Stock. All shares of Common Stock shown in the table reflect sole voting and investment power except as otherwise noted.

Amount and Nature Percent

Name of Beneficial Owner of Beneficial Ownership of Class

Stewart I. Aaron ........................................... 73,000 (1) 1.0%

Larry G. Ayers ............................................. 83,085 (2) 1.1%

Elliott Cohen ................................................ -0- *

Joel Cohen .................................................... 39,000 (3) *

Melvyn I. Cohen............................................ 16,000 (4) *

Gerald Diamond (5) ..................................... 935,912 (6) 11.6%

Jean Diamond ............................................... 99,666 (7) 1.3%

Mark Diamond ............................................. 181,048 (8) 2.4%

Ronell Rivera................................................ 66,133 (9) *

Cary Rosenthal ............................................. 97,060 (10) 1.3%

Dimensional Fund Advisors, Inc.................. 540,450 (11) 7.3%

FMR Corp..................................................... 960,000 (12) 13.0%

SED Associates (5)....................................... 146,850 (13) 2.0%

TCW Asset Management Group.................. 381,500 (14) 5.2%

All current directors and executive

officers as a group (9 persons)...................... 1,737,754 (15) 20.3%

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* Represents less than one percent of the outstanding Common Stock.

(1) The shares indicated include 66,000 shares subject to options exercisable within 60 days.

(2) The shares indicated include 22,500 remaining shares of restricted stock award of 25,000 granted on May 10, 1999, which vest pro rata over 10 years, and 60,333 shares subject to option exercisable with 60 days. Mr. Ayers has sole voting power over all of the shares of restricted stock so awarded to him.

(3) The shares indicated include 36,000 shares subject to options exercisable within 60 days.

(4) The shares indicated include 16,000 shares subject to options exercisable within 60 days.

(5) 4916 North Royal Atlanta Drive, Tucker, Georgia 30085.

(6) The shares indicated include 682,000 shares subject to options exercisable within 60 days, 3,912 shares held of record by Gerald Diamond as trustee for the benefit of his grandchildren, 90,000 remaining shares from a restricted stock award of 100,000 shares, granted on May 10, 1999, which vests pro rata over 10 years and 75,000 remaining shares from a restricted stock award of 150,000 shares granted on July 20, 1999, which vest in 50% increments on September 1, 2000 and 2001. Mr. Diamond has sole voting power over all of the shares of restricted stock so awarded to him. The shares indicated do not include 74,666 shares subject to options exercisable within 60 days by Jean Diamond, the wife of Mr. Diamond, 2,500 shares and 22,000 restricted shares owned by Jean Diamond, as to which Mr. Diamond disclaims beneficial ownership. The shares indicated also do not include the shares owned of record by SED Associates of which Mr. Diamond is deemed the indirect beneficial owner as described in footnote (13) below.

(7) The shares indicated include 74,666 shares subject to options exercisable within 60 days and 22,500 remaining shares from a restricted stock award of 25,000 shares granted on May 10, 1999, which vest pro rata over 10 years. Ms. Diamond has sole voting power over all of the shares of restricted stock so awarded to her. The shares indicated do not include 682,000 shares subject to options exercisable within 60 days by Gerald Diamond, the husband of Ms. Diamond, 3,912 shares held of record by Gerald Diamond as trustee for the benefit of their grandchildren and 165,000 restricted shares owned by Gerald Diamond, as to which Ms. Diamond disclaims beneficial ownership. The shares indicated also do not include the shares owned of record by SED Associates of which Mr. Diamond is deemed the indirect beneficial owner as described in footnote (13).

(8) The shares indicated include 45,000 remaining shares of restricted stock of 50,000 shares granted on May 10, 1999 which vest pro rata over 10 years, and 120,916 shares subject to options exercisable within 60 days. Mr. Diamond has sole voting power over all of the shares of restricted stock so awarded to him.

(9) The shares indicated include 8,000 remaining shares of restricted stock of 10,000 shares granted April 4, 1998 and 13,500 remaining shares of restricted stock of 15,000 shares granted May 10, 1999, both of which vest pro rata over 10 years, and 41,133 shares subject to options exercisable within 60 days. Mr. Rivera has sole voting power over all of the shares of restricted stock so awarded to him.

(10) The shares indicated include 87,500 shares subject to options exercisable within 60 days.

(11) The shares indicated are owned by several different funds managed by Dimensional Fund Advisors, Inc, 1299 Ocean Avenue, 11th floor, Santa Monica, California 90401-1038.

(12) All of the shares indicated are deemed beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., as a result of its serving as investment adviser to Fidelity Low-Priced Stock Fund, the owner of the 960,000 shares. FMR Corp.'s address is 82 Devonshire Street, Boston, Massachusetts 02109.

(13) SED Associates is a general partnership of which Gerald Diamond is the managing partner. As managing partner, Mr. Diamond has sole voting and investment power with respect to the Common Stock owned by SED Associates. Therefore, Mr. Diamond is deemed the indirect beneficial owner of the shares of Common Stock owned of record by SED Associates.

(14) All of the shares indicated are deemed beneficially owned by TCW Asset Management Company, a wholly-owned subsidiary of The TCW Group, Inc., the owner of 381,500 shares. TCW Asset Management Company' address is 865 South Figueroa Street, Suite 1800, Los Angeles, CA 90017.

(15) The shares indicated include 1,184,548 shares subject to options exercisable within 60 days, 193,500 shares of restricted stock granted on May 10, 1999 which vest pro rata over 10 years, 75,000 shares of restricted stock granted on July 20, 1999 which vest on September 1, 2001, 8,000 of restricted stock granted on April 4, 1998 which vest pro rata over 10 years, and 146,850 shares owned of record by SED Associates of which Gerald Diamond is deemed the indirect beneficial owner as described in footnote (13).

EXECUTIVE COMPENSATION

Executive Compensation Report

The Board established a standing Compensation Committee on August 26, 1998 (see "Information Concerning Board of Directors" above). Prior to August 26, 1998, Gerald Diamond, Chairman of the Board and Chief Executive Officer of the Company, recommended to the Board (or in some cases a committee thereof as discussed below) for its approval the non-base salary compensation to be paid to executive officers of the Company, excluding himself, subject to any applicable employment agreements with those persons. Subsequent to August 26, 1998, all such recommendations were made to either the Compensation Committee or the Board's Stock Option Committee. Messrs. Aaron, Rosenthal and M. Cohen currently serve as the members of the Stock Option Committee, which administers the Company's various stock benefit plans (collectively, the "Plans") and as such, with the exception of the Company's 1995 Formula Stock Option Plan, reviewed and acted upon Mr. Diamond's recommendations with respect to stock option grants and restricted stock awards under those Plans. Messrs. M. Diamond and J. Cohen serve as the members of the committee administering the Company's 401(k) Plan (the "401(k) Plan") available to all eligible employees of the Company and SED International, including executive officers.

Executive Compensation Philosophy. The Company's executive compensation program is designed to help it identify and retain outstanding executives in the microcomputer and wireless wholesale distribution industry. The Company believes this focus will enable it to hire and retain the best executive talent and help it meet its long-range objectives. Key elements of this philosophy include the following:

Appeal to executives who are motivated to position the Company as a leader in selected markets.

Align the financial interests of the executives with those of the shareholders.

Provide compensation opportunities that are within the range of those provided by microcomputer and cellular telephone wholesale distribution companies of similar sizes.

As a result of the emphasis on linking executive compensation to individual and corporate performance, the Company's executives may be paid more or less than executives of the Company's competitors.

As a baseline, the Board and the Compensation Committee support the concept that stock ownership by management and stock-related compensation arrangements are beneficial in enhancing shareholder value and aligning interests among management, the Board and the shareholders.

Executive Compensation Components. There are two components to the Company's executive compensation program: annual cash compensation (which includes base salary and annual cash bonuses) and long-term incentive compensation.

Base Salary. Base salary in Fiscal 2000 for Gerald Diamond and Jean Diamond was set by an employment agreement between these persons and SED International. The base salary for the other Named Executive Officers set by the Board.

Bonuses. For any fiscal year, Gerald Diamond recommends to the Compensation Committee annual cash bonuses for the Company's executive officers (excluding himself). The Compensation Committee considers his recommendation and awards bonuses based on that recommendation and on the Committee's own subjective evaluation of the executive's individual leadership and performance in his or her area of responsibility and on the net earnings and return on equity of the Company for the fiscal year for which the bonus is to be awarded. Although the Compensation Committee gives the foregoing factors relatively equal weight in its deliberations, its ultimate determination is subjective and is not based on any particular stated individual or Company performance objectives. For Fiscal 2000, Mark Diamond received a cash bonus of $10,000. No other Named Executive Officer of the Company received a cash bonus for Fiscal 2000.

Gerald Diamond's employment agreement provides for an annual cash bonus in an amount directly related to the Company's Pretax Adjusted Annual Income (as defined below) (see "Executive Compensation---Executive Compensation Report---CEO Compensation" and "Executive Compensation---Employment Agreements"). For Fiscal 2000 the Company did not attain its Pretax Adjusted Annual Income and no cash bonus was awarded to Mr. Diamond.

Long-Term Incentives. The long-term incentive compensation program currently consists of stock grant and option plans pursuant to which the Company may grant executives and other key employees of the Company and its subsidiaries restricted shares of Common Stock and options to purchase Common Stock. Restricted shares of Common Stock granted to key employees are in the nature of a bonus without payment of any consideration by the recipient. The restricted shares become vested at the time or times specified by the committee administering the plan under which the stock grants are made, which may range from immediate vesting to ten years. Prior to vesting, however, recipients of awards have all other rights of a Shareholder, including the right to vote the shares and to receive any dividends declared and paid on the Common Stock so awarded. Generally, the exercise price of options granted under a stock option plan is equal to the fair market value of the underlying shares on the date of grant. Options are exercisable in installments ranging from 20% to 33.3% per year and expire ten years from the date of grant. The Board believes that the stock grant and option plans promote greater interest in the welfare of the Company by retaining executives and key employees and allowing them to share in the Company's success.

On July 20, 1999, the Board of Directors approved a new, broad-based stock benefit plan (the "1999 Stock Option Plan") pursuant to which non-qualified stock options and stock awards for up to an aggregate of 1,400,000 shares of Common Stock may be issued. The number of shares eligible for issuance by the 1999 Stock Option Plan was increased by 1,000,000 to 2,400,000 shares in September, 2000. The Stock Option Committee administering the plan must issue to non-officers of the Company 50% or more of the total shares of Common Stock eligible to be issued and non-officers of the Company must constitute 50% or more of the total number of persons receiving options and awards. The Stock Option Committee reviews recommendations for stock options and award grants from the Chief Executive Officer of the Company and determines the appropriate number of grants, if any, to be made. The terms of the stock awards and options under this plan are substantially similar to those terms described above for restricted shares and options granted under the Company's other stock-based benefit plans (other than the Company's 1995 Formula Stock Option Plan).

CEO Compensation. Gerald Diamond's employment agreement with SED International presently is "evergreen" and it renews annually until it is terminated by the Company or Mr. Diamond pursuant to its terms. The agreement, however, is subject to automatic one-year extensions following the end of each year of employment, unless either SED International or Mr. Diamond gives notice within a specified period prior to the end of the year that the employment agreement will not be extended beyond its then-current term. At the February 13, 1999 Board meeting the term of the employment agreement was extended to seven years from five years. In addition, the Board approved amendments to Mr. Diamond's employment agreement that delete the present value discount for any payment arising because of a "Change of Control" (as defined in "Executive Compensation---Employment Agreements") and that permit a change of control payment to be made concurrently with the change of control event.

Mr. Diamond's employment agreement provides for an annual base salary of $496,356 (as of Fiscal 2000), increased annually in an amount based upon increases in the Consumer Price Index. Under the terms of the employment agreement, in addition to annual base salary, Mr. Diamond is eligible to receive annual cash bonuses equal to five percent of the Company's Pretax Adjusted Annual Income, which means with respect to a given fiscal year (a) the sum of earning before taxes and minority interests of the Company as reported on its audited consolidated statement of operations for such fiscal year, excluding, in all cases, (i) any nonrecurring income and non recurring costs or expenses, which income, costs or expenses are extraordinary in the reasonable opinion of the Board, all as calculated in accordance with generally accepted accounting principles consistently applied, (ii) any interest income or expense and (iii) additional amortization or depreciation or increase in the cost of goods sold resulting from any asset revaluations or goodwill, less (b) $6,000,000. Mr. Diamond was not eligible to receive an annual cash bonus under his employment agreement for Fiscal 2000 because the Company did not have any Pretax Adjusted Annual Income for that year.

Mr. Diamond's employment agreement also provides him with an automobile allowance, disability insurance coverage and a benefit payable to his surviving spouse, if any, upon his death. Mr. Diamond's employment agreement includes a covenant not to compete with SED International or the Company for a period of two years following termination of his employment with SED International and the Company.

The Board's philosophy in establishing the base salary and performance bonus structure reflected in Mr. Diamond's employment agreement was to consider the pay to chief executive officers of similarly-sized companies in the microcomputer and wireless wholesale distribution industry as a guide and to provide an incentive to Mr. Diamond to remain with the Company and to continue to grow the business of the Company. The Board intends to evaluate Mr. Diamond's compensation package during fiscal 2001 based on the factors described above and Mr. Diamond's duties and responsibilities with respect to management of the Company. Any new compensation package that the Board may propose will be subject to the re-negotiation of Mr. Diamond's current employment agreement.

Mr. Diamond also is eligible to receive additional compensation under the Company's long-term incentive compensation program described above.

Other Compensation Plans. The Company and SED International maintain two broad-based employee benefit plans in which the executive officers are permitted to participate on the same terms as other employees. These are: (i) the 401(k) Plan and (ii) the Company's Savings Plan and Trust (the "Savings Plan"). Pursuant to both plans, the Company and SED International will match 25% of the amount of contributions of each participant up to ten percent of the participant's compensation. The Company and SED International may also elect in any year to make an additional contribution to either of the plans for that year, which additional contribution shall in no event exceed 15% of all participants' compensation for the Company's and SED International's taxable year. Neither of the plans provide for investments in Common Stock.

Limitations on the Deductibility of Compensation. Pursuant to the 1993 Omnibus Budget Reconciliation Act, a portion of annual compensation payable after 1993 to any of the Company's Named Executive Officers would not be deductible by the Company for federal income tax purposes to the extent such officer's overall compensation exceeds $1 million. Qualifying performance-based incentive compensation, however, would be both deductible and excluded for purposes of calculating the $1 million base. It has been determined that no portion of anticipated compensation payable to any executive officer in Fiscal 1999 would be non-deductible. The Compensation Committee will continue to address this issue when formulating compensation arrangements for executive officers.

SUBMITTED BY THE COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS OF

SED INTERNATIONAL HOLDINGS, INC.

Stewart I. Aaron

Joel H. Cohen

Gerald Diamond

Cary Rosenthal

This Executive Compensation Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement in any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, (together, the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee Interlocks and Insider Participation

The Board established a standing Compensation Committee on August 26, 1998 (see "Information Concerning Board of Directors" above). Prior to August 26, 1998 the Board acted collectively to determine all forms of compensation other than base salaries for Gerald Diamond and Jean Diamond, which were governed by employment agreements, and stock options and stock awards, which were granted by members of the Board's Stock Option Committee (see "Executive Compensation---Executive Compensation Report" above). During Fiscal 2000, the members of the Compensation Committee were Messrs. Aaron, J. Cohen, G. Diamond and Rosenthal. Mr. Diamond is the Chief Executive Officer of the Company. None of the other members is or has ever been an officer or employee of the Company. There were no interlocking relationships between any executive officers of the Company and any entity whose directors or executive officers served on the Company's Compensation Committee. Except as described under "Lease of Headquarters," below, none of the members of the Compensation Committee engaged in transactions or had relationships requiring disclosure under Item 404 of Regulation S-K in Fiscal 2000. Except for Gerald Diamond, who serves as Chairman of the Board and Chief Executive Officer of the Company and SED International; Mark Diamond, who serves a President and Chief Operating Officer of the Company and SED International; and Larry G. Ayers who serves as Vice President Finance and Chief Financial Officer of the Company and SED International, none of the other members of the Board are or have been officers or employees of the Company.

Lease of Headquarters

On April 1, 1999 the Company signed a seven year lease with the Diamond Chip Group LLC for the Company's executive office and warehouse facility in Atlanta, Georgia. The prior 1991 lease with Royal Park Company, a Georgia general partnership whose partners were Gerald Diamond and Jean Diamond, was terminated and the remaining six months under the preexisting lease with the Royal Park Company was included in the new lease with the Diamond Chip Group LLC.

The Diamond Chip Group LLC is the successor owner of the premises used by the Company for its headquarters. The members of the Diamond Chip Group LLC are Gerald Diamond, Jean A. Diamond and Nathan Diamond Revocable Trust, who own respectively 37.5%, 37.5%, and 25% of the outstanding interests in this entity. The beneficiaries of the Nathan Diamond Revocable Trust are Julie Diamond and Mark Diamond, children of Gerald and Jean Diamond.

The new lease rate commenced on October 1, 1999 and totals $21,094.88 per month as compared to $14,696.92 per month under the previous lease with Royal Park Company. Rent escalates at 3% per year. In addition to rental payments, the Company pays all operating costs associated with the lease of its headquarters. The lease includes an option for one three-year renewal upon expiration of the initial term.

The lease also provides the Company with a right of first refusal to purchase the premises in the event Diamond Chip Group LLC proposes to sell the facility during the lease term. Rental payments for Fiscal 2000 equaled $233,942. The Company believes that the prior lease with Royal Park Company was, and the new lease with the Diamond Chip Group LLC is, on terms no less favorable than those available from unaffiliated parties.

Legal Services

The Company utilizes the legal services of Cohen, Pollock, Merlin, Axelrod & Tanenbaum, P.C. ("CPMAT") for various matters from time to time. Mr. Elliott Cohen is a nominee for director to be voted on at the annual meeting of shareholders, and Mr. Cohen is a senior partner and founder of CPMAT. (See "Nominee for Director - Class III - Term to Expire in 2003").

Compensation Tables

This section of the Proxy Statement discloses the compensation awarded or paid to, or earned by (i) the Company's Chief Executive Officer, and (ii) the four other most highly compensated persons serving as executive officers of the Company at the end of Fiscal 2000 earning over $100,000 in salary and bonus (together, these persons are sometimes referred to as the "Named Executive Officer"). The Company did not award any stock appreciation rights ("SARs") during Fiscal 2000.

Summary Compensation Table

Annual Compensation Long-Term Compensation
		Awards		Payments
	Other		Securities	All
	Annual	Restricted	Underlying	Other
	Compen-	Stock	Options	LTIP	Compen-
Name and	sation	Awards	/SARS	Payment	sation
Principal Position Year Salary ($) Bonus ($) ($) ($) (1) (#) ($) ( $) (2)_
Gerald Diamond Chairman of the Board, Chief Board, Executive Officer and Director of the Company and SED International	2000 1999 1998	496,357 487,026 482,410	0 0 0	21,112 19,324 0	441,000 237,500 0	0 280,000 (3) 80,000	0 0 0	2,625 2,500 2,500
Mark Diamond President, Chief Operation Officer And Director of The Company and SED International	2000 1999 1998	239,579 220,709 220,897	10,000 0 0	4,496 0 0	0 118,750 0	50,000 109,250 (3) 20,000	0 0 0	2,841 1,396 2,358
Jean A. Diamond Executive Vice President Of SED International	2000 1999 1998	203,592 193,559 185,861	0 0 0	3,728 0 0	0 59,375 0	50,000 70,000 (3) 20,000	0 0 0	2,701 2,615 2,455
Larry G. Ayers Vice President Finance, CFO, Corporate Secretary and Director of the Company and SED International	2000 1999 1998	140,000 140,000 140,000	0 0 0	5,749 0 0	0 59,375 0	25,000 55,000 (3) 20,000	0 0 0	2,824 3,378 1,752
Ronell Rivera President SED Latin America, SED International	2000 1999 1998	220,024 162,501 172,708	0 16,000 0	59,185 0 0	0 35,625 0	25,000 53,000 (3) 10,000	0 0 0	2,505 1,991 2,500

(1) The dollar value of the restricted stock was determined by multiplying the number of restricted shares granted by the closing sales price of the Common Stock as reported by the Nasdaq National Market ("Nasdaq") on date of grant. Dividends, if any, are accrued on restricted stock.

(2) The amounts indicated relate to contributions made by the Company pursuant to the 401(k) Plan and the Savings Plan for the benefit of each Named Executive Officer.

(3) Represents options that were repriced during Fiscal 1999.

Option Grants in Fiscal 2000

Individual Grants

Name	Number of Securities Underlying Options Granted (1)	Percent of Total Options Granted Employees In Fiscal Year	Exercise Price	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation of Option Term 5% 10% ($) ($)
Mark Diamond	50,000	4.1%	$2.94	July 20, 2009	$92,000	$234,000
Jean Diamond	50,000	4.1%	$2.94	July 20, 2009	$92,000	$234,000
Larry G. Ayers	25,000	2.0%	$2.94	July 20, 2009	$46,000	$117,000
Ronell Rivera	25,000	2.0%	$2.94	July 20, 2009	$46,000	$117,000

  Represents grants of options on July 20, 1999. Such options vest in 33.3% increments commencing on the first anniversary of the date of grant and on each anniversary thereafter. In the event of a change in control (as defined in the applicable stock option agreement), these options become immediately exercisable.

Options Exercised in Fiscal 2000 and Values at June 30, 2000

This table presents information regarding options exercised for shares of Common Stock during Fiscal 2000 and the number and value of unexercised options held at June 30, 2000. There were no SARs outstanding during Fiscal 2000. The value of unexercised in-the-money options at fiscal year-end was calculated based on the closing sales price of the Common Stock reported by Nasdaq on that date.

Aggregated Option Exercises in Fiscal 2000 and 2000 Fiscal Year-End Option Value

Number of Value of

Securities Underlying Unexercised

Shares Unexercised In The Money

Acquired Value Options Options At

On Exercise Realized At Fiscal Year End (#) Fiscal Year End ($)(1)

Name (#) ($) Exercisable Unexercisable Exercisable Unexercisable

_________________________________________________________________________________________________________________

Gerald Diamond	0	0	682,000	48,000	0	0
Mark Diamond	0	0	96,250	70,000	0	53,000
Jean Diamond	0	0	58,000	62,000	0	53,000
Larry G. Ayers	0	0	52,000	37,000	0	26,500
Ronell Rivera	0	0	28,800	43,200	0	26,500

_______________________________________________________________

(1) Value of Unexercised, In-The-Money Options at June 30, 2000 is calculated as follows: [(Per Shares Closing Sales Price on June 30, 2000)-(Per Share Exercise Price)] x Number of Shares Subject to Unexercised Options. Per Share Closing Sales Price as reported by Nasdaq on June 30, 2000 was $4.00.

Employment Agreements

SED International has employment agreements with Gerald Diamond, Jean Diamond, Mark Diamond, Ronell Rivera and Larry Ayers. The employment agreement with Gerald Diamond is described under "Executive Compensation---Executive Compensation Report---CEO Compensation." The employment agreement with Jean Diamond is also evergreen and renews annually until it is terminated by the Company or Ms. Diamond pursuant to the terms thereof. The Agreement provides for an employment term of five years renewable and (i) provides for an annual base salary of $203,592 (as of Fiscal 2000), increased annually in an amount equal to the greater of five percent of her then current salary or an amount based upon increases in the Consumer Price Index, (ii) provides for an automobile allowance, and (iii) does not provide for an annual bonus. Gerald Diamond and Jean Diamond's contracts automatically renew each year.

Gerald Diamond's and Jean Diamond's employment agreements provide that if a Change of Control (as such term is defined below) occurs while the employee is employed by SED International, and if the employee's employment is terminated involuntarily, or voluntarily by the employee upon the occurrence of certain events, the employee may notify SED International and request a cash payment in an amount equal to all annual salary, bonuses and other benefits owing to the employee from the date of termination through the remainder of the term of the employee's employment agreement, except that if the term remaining in the employment agreement is less than 12 months, the employee shall receive such amounts on an annualized basis.

Under Gerald Diamond's and Jean Diamond's employment agreements a Change of Control is deemed to have occurred when (i) any individual or entity becomes the beneficial owner of securities of the Company or SED International representing 30% or more of the combined voting power of the Company's or SED International's then-outstanding securities entitled to vote generally in the election of directors; (ii) the Company's Continuing Directors (a term defined to include directors as of the date of execution of the employment agreements and their duly approved successors) fail to constitute at least a majority of the members of the Board; (iii) all or substantially all of the assets of the Company are sold without being duly approved by the Continuing Directors; or (iv) with respect to Mr. Diamond only, Mr. Diamond shall no longer be a member of the Board of the Company or SED International, unless (x) Mr. Diamond shall have declared in writing his desire to resign such positions or that he no longer wishes to serve as a director, (y) Mr. Diamond shall have died or become disabled during the term of the employment agreement, or (z) Mr. Diamond's employment shall have been terminated for Cause (as the term "Cause" is defined in Mr. Diamond's employment agreement).

Ronell Rivera is President of the Latin-American Division of the Company. Mr. Rivera's employment agreement is for a term of 3 years, commencing July 1, 2000. The agreement provides for an annual base salary of $250,000 (as of Fiscal 2000). The base salary is increased annually in an amount equal to 5%. In addition to his salary the employment agreement provides Mr. Rivera with (i) an automobile allowance, (ii) life insurance coverage, and (iii) the possibility of an annual bonus. The Company may terminate Mr. Rivera's employment for "good cause," as defined therein. In the event of termination without "good cause," the Company is obligated to pay Mr. Rivera the greater of his base salary for the remaining period of his employment agreement or 12 months of base salary, less applicable withholdings.

Larry Ayers is Vice-President - Finance, Chief Financial Officer and Secretary of SED International, Inc. Mr. Ayers' employment contract is for a term of 3 years, commencing November 28, 1999. The agreement provides for (i) an annual base salary of $140,000 (as of Fiscal 1999), increased annually in an amount equal to 5% of his then current salary, and (ii) an automobile allowance. The Company may terminate Mr. Ayers' employment for "good cause," as defined in his employment agreement. In the event of termination without "good cause," the Company is obligated to pay Mr. Ayers the greater of his base salary for the remaining period of his employment agreement or 12 months of base salary, less applicable withholdings.

Mark Diamond is President of SED International, Inc. Mr. Diamond's employment agreement provides an employment term of 5 years, commencing November 9, 1999. The agreement also provides for (i) an annual base salary of $250,000 (as of Fiscal 1999), increased annually in an amount equal to 5% of his then current salary, (ii) an automobile allowance, and (iii) the possibility of an annual bonus. The Company may terminate Mr. Diamond's employment for "good cause," as defined in his employment agreement. In the event of termination without "good cause," the Company is obligated to pay Mr. Diamond the greater of his base salary for the remaining period of his employment agreement or 12 months of base salary, less applicable withholdings.

FIVE YEAR PERFORMANCE GRAPH

The following graph presents a comparison of the cumulative total shareholder return on the Company's Common stock with the Nasdaq Stock Market (U.S,) Index and the average performance of a group consisting of the Company's peer corporations on a line of business basis. The companies comprising the peer issuers group are Arrow Electronics, Inc; Avnet, Inc.; Marshall Industries (stopped trading 10/20/99) Merisel, Inc.; Savoir Technology Group, Inc.; Tech Data Corporation, CHS Electronics, Inc. (currently in bankruptcy, trading on the OTC-BB) and Ingram Micro Inc. This graph assumes that $100 was invested on June 30, 1994, in the Company's Common Stock and in the other indices and that all dividends were reinvested. The peer corporations were weighted on a market capitalization basis at the time of each reported data point. The stock price performance shown below is not necessarily indicative of future price performance.

<IMG SRC= "chart.gif">

Base
	Period	Return	Return	Return	Return	Return
	1995	1996	1997	1998	1999	2000
SED International Holdings, Inc.	100	100.00	206.00	130.00	38.00	64.00
Peer Group Index	100	118.18	155.32	175.66	132.21	156.03
NASDAQ National Market (U.S.) Index	100	167.86	204.27	268.39	380.49	561.8

CERTAIN TRANSACTIONS

See the section entitled "Executive Compensation---Compensation Committee---Interlocks and Insider Participation" for a discussion of certain transactions and arrangements among the Company and its affiliates.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 (a) of the Exchange Act requires the Company's executive officers, directors and shareholders beneficially owning more than ten percent of all outstanding Common Stock (" Reporting Persons") to file certain reports ("Section 16 Reports") with respect to their beneficial ownership of the Company's equity securities. Based solely on a review of the Section 16 Reports furnished to the Company by its Reporting Persons and, where applicable, written representations by Reporting Persons that no Form 5 was required, the Reporting Persons have complied with all applicable Section 16 (a) filing requirements during and with respect to Fiscal 2000.

INDEPENDENT AUDITORS

The firm of Deloitte & Touche LLP ("D&T") served as the Company's independent auditors for Fiscal 2000. A representative of D&T is expected to attend the Annual Meeting to respond to questions from shareholders and to make a statement if he or she so desires. On September 7, 2000, D&T notified the Company that they declined to stand for reappointment as the Company's independent accountants after completion of their audit of the Company's consolidated financial statements for the year ended June 30, 2000. The Company is currently in the process of engaging another Big Five accounting firm, but no final agreement has been reached as of the date of the filing of this proxy. If the Company has entered into an engagement agreement with an outside accounting firm prior to the date of the annual meeting, the Company will ask such new accountants to send a representative to attend the annual meeting of shareholders in order to answer questions and make a statement if they so desire.

During the Company's fiscal years ended June 30, 1998, 1999 and 2000 (the "Prior Fiscal Years") there were no disagreements with D&T on any matter of accounting principle or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference to the subject matter of the disagreements in connection with their report.

D&T's reports on the Company's consolidated financial statements for the Prior Fiscal Years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Prior Fiscal Years there were no reportable events as defined by Item 304(a)(i)(v) of Regulation S-K.

SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING OF SHAREHOLDERS

Any shareholder of the Company wishing to submit a proposal for action at the Company's 2001 Annual Meeting of Shareholders must provide a written copy of the proposal to the management of the Company at its principal executive offices not later than June 6, 2001 and must otherwise comply with the rules and regulations of the Commission applicable to shareholder proposals.

ANNUAL REPORT

The Company's 2000 Annual Report to Shareholders, which includes financial statements, is being mailed to the Company's Shareholders with this Proxy Statement. The Annual Report is not part of the proxy soliciting material.

OTHER MATTERS

The Board does not know of any other matters to be presented at the Annual Meeting for action by Shareholders. If any other matters requiring a vote of the Shareholders arise at the Annual Meeting or any adjournment thereof, however, it is intended that votes will be cast pursuant to the proxies with respect to such matters in accordance with the best judgment of the persons acting under the proxies.

The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by mail, certain officers and regular employees of the Company may solicit the return of proxies by telephone, telegram or personal interview. The Company may request brokers and others to forward proxies and soliciting materials to the beneficial owners of Common Stock, and will reimburse them for their reasonable expenses in so doing.

A list of Shareholders entitled to be present and vote at the Annual Meeting will be available during the Annual Meeting for inspection by shareholders who are present.

If you cannot be present in person, you are requested to complete, sign, date and return the enclosed proxy promptly. An envelope has been provided for your convenience. No postage is required if mailed in the United States.

By Order of the Board of Directors,

/s/ Larry G. Ayers,

Secretary

October 6, 2000

Tucker, Georgia

APPENDIX A

SED INTERNATIONAL HOLDINGS, INC.

AUDIT COMMITTEE CHARTER

SED INTERNATIONAL HOLDINGS, INC.

AUDIT COMMITTEE CHARTER

PURPOSE

The primary function of the Audit Committee is to provide assistance to the Board of Directors in fulfilling its responsibility relating to corporate accounting and auditing, reporting practices of the Corporation, the quality and integrity of the financial reports of the Corporation, and the Corporation's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established.

COMPOSITION

The Audit Committee is a Committee of the Board of Directors and shall be composed of three or more directors who are independent of the management of the corporation and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a Committee member.

All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the committee shall have accounting or related financial management expertise.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership. A majority of the Committee shall constitute a quorum.

AUTHORITY

The Audit Committee's direct reporting relationship is to the Board of Directors of the company. The Committee is authorized to have full and unrestricted access to all personnel, records, operations, properties, and other informational sources of the company as required to properly discharge its responsibilities. Further, the Committee is granted the authority to conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation, upon Board approval.

MEETINGS

The Committee shall meet at least three times per year or more frequently as circumstances require. The Committee may ask members of management and the independent accountants or others to attend the meeting and provide pertinent information as necessary.

MINUTES

The minutes of all Audit Committee meetings will be prepared and distributed to all Committee members and approved at subsequent meetings. If the Corporate Secretary did not take the minutes, they should be sent to the secretary for distribution to the full Board and placed in permanent filing.

RESPONSIBILITIES

In meeting its responsibilities, the Audit Committee is expected to:

1. Maintain free and open means of communication between the directors, the independent auditors, and the financial management of the corporation.

2. Review and update the Committee's charter as needed.

3. Confirm the appointment or discharge of the independent accountants and review their compensation including a consideration of the range of fees for audit and non-audit services and the independence of the independent auditors.

4. Inquire of management and the independent accountants about significant risks or exposures and assess the steps management has taken to minimize or control the exposure to such risk to the company.

5. Consider, in consultation with the independent accountants, the audit scope and plan of the independent accountants to assure completeness of coverage and the effective use of audit resources.

6. Consider and review with the independent accountants:

The adequacy, effectiveness and efficiency of management processes, internal financial systems and operating controls including computerized information system controls and security, and

Any related significant findings and recommendations of the independent accountants together with management's responses thereto.

    Review with management and the independent accountants at the completion of the annual examination:

the Company's annual financial statements and related footnotes,

the independent accountants' audit of the financial statements and their report thereon,

compliance with requirements of the Securities and Exchange Commission any significant changes required in the independent accountants' audit plan,

any serious difficulties or disputes with management encountered during the course of the external audit, and other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.

  The Chairman of the Committee, and other members of the Committee if considered necessary, shall review the quarterly results of the company and other significant financial releases with the Chief financial Officer and other members of management prior to the public release of such information.

  Review legal and regulatory matters that may have a material impact of the financial statements, related company compliance policies, and programs and reports received from regulators.

  Meet with the independent accountants and any others considered appropriate in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Audit Committee.

  Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

The Committee will perform such other functions as assigned by law, the company's charter or bylaws, or the Board of Directors.

APPENDIX B

SED HOLDINGS INTERNATIONAL, INC.

FORM OF PROXY

SED INTERNATIONAL HOLDINGS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated October 4, 2000 and does hereby appoint Gerald Diamond and Larry G. Ayers, and either of them with full power of substitution as proxy or proxies of the undersigned, to represent the undersigned and vote all shares of SED International Holdings, Inc. common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of SED International Holdings, Inc., to be held at the principal executive offices of the Company, 4916 N. Royal Atlanta Drive, Tucker, Georgia, at 12:00 p.m., local time, on November 9, 2000, and at any and all adjournment(s) thereof:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED NOMINEES AND PROPOSALS.

1. Proposal 1: The election as directors of the three nominees listed below to serve for a three-year term expiring at the 2003 Annual Meeting of Shareholders and until their respective successors are elected and qualified.

G FOR ALL nominees listed below G WITHHOLD AUTHORITY to vote for all nominees listed below

ELLIOTT COHEN, JOEL COHEN, GERALD DIAMOND

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THE NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

____________________________________________________________________________________________________________________________________________________________

IF NO DIRECTION IS MADE TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, THIS PROXY CARD WILL BE VOTED 'FOR' EACH OF THE NOMINEES.

2. In their discretion, the proxies are authorized to vote upon such other business as properly may come before the Annual Meeting and any adjournments thereof. This proxy may be revoked at any time prior to the voting thereof.

(CONTINUED, AND TO BE SIGNED ON REVERSE SIDE)

(CONTINUED FROM THE OTHER SIDE)

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY

If any other business is properly presented at the Annual Meeting, this proxy card will be voted by the proxies in their discretion. At the present time, the Board of Directors knows of no other business to be presented to a vote of the shareholders at the Annual Meeting.

__________________________________________________________________________________

Signature

__________________________________________________________________________________

Signature, if shares held jointly

Date_____________,2000

Please sign exactly as your name appears hereon. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee, custodian or guardian, please give your full title. If the holder is a corporation or partnership the full corporate or partnership name should be signed by a duly authorized officer or partner, respectively.